SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (hereinafter “Agreement”) is entered into by and between Dwayne Tucker (hereinafter “Executive”) and ADS Alliance Data Systems, Inc (“Alliance Data”).

WHEREAS, effective September 30, 2009 (“Termination Date”), Executive’s employment at Alliance Data will terminate;

WHEREAS, Executive and Alliance Data desire to compromise, settle and forever resolve and dispose of all differences and potential claims and controversies between them and to insure that certain post-employment Protective Covenants (defined below) are honored; and

WHEREAS, all words used in this Agreement will have their plain meaning in ordinary English; and

WHEREAS, this Agreement shall become effective following the expiration of the Revocation Period (as defined below) (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing promises and other good and sufficient consideration contained hereinafter, the parties agree as follows:

I. SEPARATION PAYMENTS

Executive shall be paid an amount that, in conjunction with the other benefits described in this Agreement, is intended to satisfy any and all applicable statutory obligations as well as provide consideration for this Agreement. The Separation Payments described below shall be based on a reduced base salary that is $300,000.00 per year (“Reduced Base Salary”). The payments described below will supersede any and all other entitlements under law or that may be described in any and all other agreements executed prior to this date between Executive and Alliance Data as it relates to an amount due and owing upon termination, including but not limited to severance pay and any amount associated with post-termination restrictions.

A. Release Payment. Payments totaling an amount equal to twenty (20) weeks of Executive’s Reduced Base Salary, (less applicable taxes and withholdings) shall be made in consideration of the release and waiver of claims provided for in Article III and Executive’s agreement not to contest the Protective Covenants in Article IV (the “Release Payment”). The Release Payment amount shall be divided into ten (10) substantially equal bi-weekly installment payments paid on regular payroll dates commencing on the first payroll date after the expiration of the later of the Revocation Period referred to in Article III(F) or the Termination Date;

B. Protective Covenants Payment. Payments totaling an amount equal to Fifty-Eight (58) weeks of Executive’s Reduced Base Salary (less applicable taxes and withholdings) shall be paid in consideration of the agreements and promises made by Executive in Article IV (the “Protective Covenants Payment”) and his ongoing compliance with those promises. The Protective Covenants Payment will be divided into twenty-nine (29) substantially equal bi-weekly installment payments paid on regular payroll dates commencing on the first payroll date after the Release Payment has been paid in full.

Collectively, the seventy-eight (78) week period comprised of the twenty (20) week period during which the Release Payment is made and the fifty-eight (58) week period during which the Protective Covenants Payment is made are referred to herein as the “Payment Period”.

C. 2009 Incentive Compensation. In further consideration for Executive entering into this Agreement, Alliance Data agrees to pay to Executive incentive compensation with respect to the 2009 fiscal year in an amount equal to that which Executive would have received had he been employed on the date such incentive compensation is ultimately paid to other executives; provided, however, that such amount shall not exceed $351,000.00. Such payment, less required withholdings, will be made on or before February 28, 2010.

D. 2010 Incentive Compensation. In further consideration for Executive entering into this Agreement, Alliance Data agrees to pay to Executive incentive compensation with respect to the 2010 fiscal year in an amount equal to that which Executive would have received had he been employed on the date such incentive compensation is ultimately paid to other executives (based on a target IC of 100% of the Reduced Base Salary of $300,000); provided, however, that such amount shall not exceed $300,000.00. Such payment, less required withholdings, will be made on or before February 28, 2011.

Executive agrees that if Executive is rehired in an officer role by Alliance Data prior to the expiration of the Payment Period or prior to the payment of any payment under Article I (B), (C), and (D) hereunder being made to Executive, Alliance Data shall have no further obligation to pay Executive under this Agreement under Article I (B), (C) and (D). The Release Payments shall continue to be made regardless of the date of rehire, unless rehire occurs prior to the expiration of the Revocation Period.

E. Excise Taxes. In the event it shall be determined that any payment made pursuant to the terms of this Agreement (a “Payment”), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, are collectively referred to as the “Excise Tax"), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of the Excise Tax, including any income tax (whether federal, state, or local), employment tax or Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Alliance Data shall, within thirty (30) days of receipt of a written request and appropriate documentation from Executive, pay the Gross-Up Payment to Executive. Notwithstanding the foregoing, Executive’s right to any Gross-Up Payment is contingent on Alliance Data’s receipt of a written request and appropriate documentation from Executive no less than 30 days before the last day of the calendar year next following the calendar year in which Executive remits the related taxes to the applicable taxing authority. Should Alliance Data or its successor so request, Executive will appeal the taxing authority’s decision, provided that if Executive incurs legal fees or expenses in doing so, Alliance Data or its successor will promptly reimburse Executive for all such fees upon receipt of appropriate documentation from Executive. The Company shall in any event pay any such reimbursement no later than the last day of the calendar year next following the calendar year in which the taxes that are the subject of such contest are remitted to the applicable taxing authority, or where as a result of the audit or contest no taxes are remitted, the end of the calendar year next following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the contest.

F. Short-Term Deferral Exception. Articles I and II and this Agreement will be administered and interpreted to maximize the short-term deferral exception to Section 409A of the Internal Revenue Code, and Executive is not permitted to designate, directly or indirectly, the taxable year of any payment made under this Agreement. The right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. Any installment payment under this Agreement that is paid during the short-term deferral period (as defined in Treas. Reg. Sec. 1.409A-1(b)(4)) will be treated as a short-term deferral and not aggregated with other plans or payments. Payment dates provided for in this Agreement are deemed to incorporate the grace periods provided by Treas. Reg. Sec. 1.409A-3(d).

II. BENEFITS

A. Payment of Wages and Paid Time Off. Alliance Data shall pay to Executive in full all wages or other compensation, all accrued and unused vacation and all un-reimbursed business expenses for the period through and including the Termination Date. Alliance Data and Executive further agree that as of the Termination Date, Executive will not accrue any further vacation time or pay or other benefits for which Executive was eligible or previously entitled, except for those benefits expressly continued as set forth in this Agreement.

B. Continuation of Benefits. Commencing on the Termination Date, Alliance Data agrees to further continue Executive’s health insurance benefits through the end of the Payment Period or until he is re-employed in a full-time capacity with benefits comparable to those in which Executive participates as of the date hereof (“Health Insurance Benefit Continuation”). Alliance Data and Executive shall pay their respective share of the premiums for the health insurance coverage selected by, and in effect for, Executive during the Health Insurance Benefit Continuation period. After the expiration of the Health Insurance Benefit Continuation period, Alliance Data will no longer provide health insurance benefits, including executive benefits for Executive.

C. Equity.

1. Stock Options.

(a) Vested. Alliance Data agrees that Executive’s options to acquire shares of Alliance Data Systems Corporation (“ADSC”) common stock (“Options”) which are or shall become vested on or prior to the Termination Date shall be exercisable until ninety (90) days after the expiration of the Payment Period.

(b) Unvested. Alliance Data agrees that the 4,245 Options identified as SOP053YG239134 granted on 2/21/2007 shall continue to vest during the Payment Period and shall be exercisable until ninety (90) days after the expiration of the Payment Period.

2. Time-Based Restricted Stock Units (“TBRSU”). Alliance Data agrees that the 1,805 TBRSU’s identified as RSU053YG239134 granted on 2/21/2007 and the 32,858 TBRSU’s identified as TBRSUUS0839566 granted on 2/21/2008 will continue to vest during the Payment Period pursuant to the terms of each applicable restricted stock unit agreement.

3. 2008 Performance-Based Restricted Stock Units. Executive agrees and acknowledges that the 40,160 performance-based restricted stock units identified as PBRSUUS0839566 granted on 4/28/2008 shall be forfeited as of the Termination Date.

4. 2009 Performance-Based Restricted Stock Units. Alliance Data agrees to vest 6,600 of the 20,000 performance-based restricted stock units identified as PBRSUUS09339867 on 2/23/2010 provided the performance criteria associated with such units are met and Executive agrees that the remaining 13,400 PBRSU’s shall be forfeited and canceled as of the Termination Date.

D. Special Retention Award. Alliance Data agrees to vest 2,427 restricted stock units of the remaining 4,853 Special Retention Award identified as RSU07PBSA39134 on February 21, 2010 and Executive agrees that the remaining 2,426 restricted stock units shall be forfeited and canceled as of the Termination Date. Alliance Data further agrees to pay Executive $150,000 of the $300,000 cash portion of the Special Retention Award originally made on 2/21/2007 and Executive agrees that the remaining $150,000 cash portion of such Special Retention Award shall be forfeited. Such payment, less required withholdings, shall be paid no later than February 28, 2010.

E. Stock Transactions. Executive acknowledges and agrees that because of his status as a Section 16 officer of ADSC, he is required for a period of six (6) months after he was no longer deemed to be a Section 16 officer to file Securities and Exchange Commission (“SEC”) Forms 4 and 5 to report stock transactions related to ADSC, including, but not limited to, sales and purchases of ADSC common stock and derivative securities, and the exercise of employee stock options (“Stock Transactions”). Therefore, to enable timely filing of these forms with the SEC, which ADSC does on Executive’s behalf, and also to enable ADSC to prepare and make other disclosures to the SEC related to Executive’s Stock Transactions, Executive agrees to report any such Stock Transaction made by him to Alan M. Utay, ADSC’s General Counsel, as soon as possible, but no later than 12:00 Noon Central Time on the day following the day such Stock Transaction is executed, or provide a legal opinion that such Stock Transaction is not a reportable event requiring the filing of a Form 4 or 5 or other disclosure. Executive agrees to execute and forward to ADSC the No Filing Due Statement attached hereto as Exhibit A, or to provide to ADSC all necessary details to file a Form 5, for receipt no later than January 11 of the year following such Stock Transaction.

F. Termination of Other Agreements. The parties agree that as of the Termination Date, the Change in Control Severance Protection Agreement entered into by and between Alliance Data and Executive on September 25, 2003, as amended by the Joint Amendment to Agreements Providing for Compensation or Benefits upon Involuntary Severance from Employment entered into by and between Executive and Alliance Data on December 31, 2008 (as amended, the “Change in Control Agreement”) and the Offer Letter Dated June 10, 1999 as amended by the Joint Amendment to Agreements Providing for Compensation or Benefits upon Involuntary Severance from Employment, shall terminate and be of no further force and effect (together with the Change in Control Agreement, the “Executive Agreements”).

III. COVENANT NOT TO SUE AND RELEASE OF CLAIMS

A. Covenant Not to Sue. Executive agrees not to file any charges, claims, suits, or complaints against Alliance Data with any federal, state, provincial or local governmental agency, or in any court of law, with respect to his employment with, or separation of employment from, Alliance Data, with respect to any matters whatsoever, which occurred prior to or on the Termination Date, whether known or unknown to Executive at the time of execution of this Agreement, with the exceptions of: (a) any claims the law precludes him from waiving by agreement, including an action challenging the validity of Executive’s release of claims under the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq. (“ADEA”); (b) any claim that Alliance Data breached its commitments under this Agreement; (c) any claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of Alliance Data, or (d) any rights Executive has to indemnification under the bylaws or articles of Alliance Data existing as of the Effective Date or by contract. Items (b), (c), and (d) immediately above shall be excepted from the release in Article III (B) below.

B. Release of Claims. Executive acquits, releases and forever discharges Alliance Data, and its predecessors, successors, parent entities, subsidiaries, affiliates, or related companies, its and their attorneys, officers, directors, employees, former employees, agents, insurers, and assigns (collectively the “Released Parties”), jointly and severally, from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which he ever had, may now have or may hereafter have with respect to his employment with, or separation of employment from, Alliance Data, and with respect to any other matter whatsoever. This release includes, but is not limited to, claims relating to or arising out of the Sarbanes-Oxley Act; any claims alleging retaliation and/or whistleblower claims; any and all claims relative to agreements to sponsor for immigrant or non-immigrant positions; any claims for unpaid or withheld wages, the Executive Agreements, severance pay, benefits, incentive compensation, stock options, restricted stock units, restricted stock awards, special awards, commissions and/or other compensation of any kind; or any other claim, regardless of the forum in which it might be brought, if any, which Executive has, might have, or might claim to have against the Released Parties, or any of them individually, for any and all injuries, harm, damages, penalties, costs, losses, expenses, attorneys’ fees, and/or liability or other detriment, if any, whenever incurred, or suffered by Executive as a result of any and all acts, omissions, or events by the Released Parties, collectively or individually, through the date Executive executes this Agreement. It is expressly agreed and understood by Executive that this Agreement and General Release includes, without limitation, any and all claims, actions, demands, and causes of action, if any, arising from or in any way connected with the employment relationship between Executive and Alliance Data and the termination thereof, including any claim of discrimination, retaliation, harassment, failure to accommodate, wrongful termination, breach of contract, negligence, libel, slander, wrongful discharge, promissory estoppel, tortious conduct, bonus claims of any nature and kind whatsoever, any vacation pay entitlement claims, and demands for damages, including any disability claims, loss of benefit claims, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising, and/or any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make the Agreement not binding, including all claims that were or could have been brought by Executive. Furthermore, Executive asserts that he has been paid all wages as required by law; he does not have a workplace injury or workers compensation claim pending and has not suffered any injury that could be the basis for such claim; and he has been given the required amount of notice under Ontario law prior to his being terminated.

C. Laws Included in Release. Executive agrees that, subject to the exceptions set forth in Article III (A) of this Agreement, his covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had, may now have, or may hereafter have against Alliance Data, in tort or in contract, or under any present or future federal, local or other statute or law, including, but not limited to, the following laws: statutory or common laws of the State of Texas, or any political subdivision of the State of Texas; the Texas and United States Constitutions; the Texas Payday Law; the Texas Commission on Human Rights Act; the National Labor Relations Act, 29 U.S.C. §151, et seq.; Title VII of the 1964 Civil Rights Act, 42 U.S.C. §2000e, et seq.; the 1866 Civil Rights Act, 42 U.S.C. §1981; the Civil Rights Act of 1991, P.L. 102-166; the Americans With Disabilities Act, 42 U.S.C. §12101, et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. §553, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201, et seq.; the Family & Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the ADEA and the Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq., 29 U.S.C. §621, et seq.; the Equal Pay Act, 29 U.S.C. §206(d); the Employee Retirement Income Security Act of 1974, 29 U.S.C., §1001, et seq.; Texas’s Workers’ Compensation Law; the Immigration Reform Control Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §1161, et seq.; any and all Texas common law claims, including, but not limited to, any violation of Texas public policy, invasion of privacy, breach of contract and promissory estoppel.

D. Waiver of Unknown Claims. Executive intends that this Agreement shall bar each and every claim, demand and cause of action hereinabove specified, whether known or unknown to him at the time of execution of this Agreement. As a result, Executive acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement. Nevertheless, Executive hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

E. Adequacy of Consideration. The parties individually and collectively agree that the covenants and promises made in Article III of this Agreement are in consideration of the Release Payment and other promises made hereunder by all parties, and that, but for the execution of this Agreement, no party would be entitled to the amounts and promises provided for herein.

F. ADEA Release. Executive hereby acknowledges that Executive is knowingly and voluntarily entering into this Agreement with the purpose of waiving and releasing any claims under the ADEA (a law which prohibits discrimination on the basis of age) and as such, Executive acknowledges and agrees that:

1.	this Agreement is worded in an understandable way and he has read and fully understands its terms;

2.	any rights or claims arising under the ADEA are specifically waived;

3.	claims under the ADEA that may arise after this Agreement is executed are not waived;

4.	the rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;

5.	Executive has been advised in writing by Alliance Data to consult with an attorney prior to executing this Agreement;

6.	Executive acknowledges that he has been given a twenty-one-day (21-day) period of time from the date of receipt of this Agreement to consider all of the provisions of this Agreement, and he does knowingly and voluntarily waive said given 21-day period;

7.	Any changes made to this Agreement, whether material or immaterial, will not restart the running of this twenty-one-day (21-day) period;

8.	Executive may revoke this waiver and release of any ADEA (age discrimination) claims covered by this Agreement within seven days from the date this Agreement is executed (such seven-day period, the “Revocation Period”)

9.	This Agreement shall not become effective until the Revocation Period has passed and Executive shall not have revoked his waiver and release of any ADEA claim during the Revocation Period. If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement and Alliance Data will have no obligations hereunder; and

10.	Executive understands that nothing in this Agreement is intended to interfere with or deter Executive’s right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission, or to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does Executive agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Alliance Data should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

11.	Notwithstanding the foregoing paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Alliance Data filed by Executive or by anyone else on Executive’s behalf in the event this Agreement is not invalidated.

IV. PROTECTIVE COVENANTS

A.	Protective Covenants.

1. Non-Compete. For a seventy-eight (78) week period beginning on the later of the expiration of the Revocation Period referred to in Article III (F) or the Termination Date (the “Protective Covenants Period”), the Executive shall not, within the United States, directly or indirectly, either alone or in conjunction with another person, in any manner, as an employee, consultant, director, owner, officer, partner, or in any other role, (a) permit or consent to the use of his name in the promotion of a competing business enterprise or its activities, or (b) provide, or agree to provide, services to a competing business enterprise that are similar to the services Executive provided to Alliance Data or that would involve or otherwise be related to business planning or strategy, operational decisions, management or supervision, or other activities where Executive would have material input into the competitor’s business decisions; as used here a “competing business enterprise” or “competitor” is understood to be any person or entity engaged in the business of selling or producing goods and/or services that compete with those of Alliance Data and its Affiliates as of the Termination Date (which includes goods or services in development but not yet marketed or produced that Executive would have access to information about as of the Termination Date) such as, but not limited to, marketing services, underwriting on consumer credit card loans, portfolio management and risk management, development and management of one to one and coalition loyalty programs, both online and offline, CRM consulting and strategic planning, database building and management; analytics and modeling; campaign management; and direct marketing; provided, however, that nothing herein shall prohibit Executive from owning a non-controlling interest in a competing business, in person or through a mutual fund or other investment vehicle, through two percent (2%) or less of the common stock of a publicly traded company so long as the investment is passive and Executive does not play any active role, directly or indirectly, in the business activities or decisions of the company.

2. Non-Solicitation. Throughout the Protective Covenants Period, Executive shall not, directly or indirectly, alone or in conjunction with another person in any manner:

(a) solicit or encourage any officer or employee of Alliance Data to leave the employment of Alliance Data or otherwise interfere with any existing relationship with or commitment such an individual has to Alliance Data regardless of who first initiates the first communication;

(b) hire any officer or employee who has left the employment of Alliance Data within six (6) months of the termination of such officer’s or associate’s employment with Alliance Data for the benefit of a competing business enterprise unless prior written authorization has been provided by Alliance Data in advance to do so;

(c) solicit or encourage any independent contractors, suppliers or referral sources performing services for Alliance Data to cease or modify such performances to the detriment of Alliance Data or to otherwise harm their relationship with or commitment to Alliance Data regardless of who first initiates the communication; or

(d) solicit, induce or attempt to induce any customer, collector, sponsor or supplier of Alliance Data to cease doing business in whole or in part with Alliance Data or solicit or induce, or attempt to solicit or induce, a customer of Alliance Data to do business with a competing business enterprise, or otherwise knowingly divert a business opportunity related to Alliance Data’s line of business away from Alliance Data, regardless of who first initiates the communication; or

(e) As used herein a “customer” refers to any person or entity that Alliance Data does business with or is negotiating to do business with as of the Termination Date or has a reasonable expectation of doing business with as of the Termination based on upon proposal(s) made in the previous year. Due to his high-level position with Alliance Data, this definition of restricted customers is reasonable because Executive received confidential information regarding the entire customer base of Alliance Data and because all such customers are likely to have associated Executive with the overall goodwill of the business given his historical position and profile within the company. These aspects of Executive’s employment with Alliance Data would give Executive an unfair competitive advantage in soliciting the customers of Alliance Data if he were not restricted as provided for above.

B. Non-Disparagement. Executive agrees that from and after the Effective Date, Executive will not make or publish any statement, written or oral, disparaging the reputation of Alliance Data, any of its present or future employees, officers, shareholders, subsidiaries or affiliates, or any of Alliance Data’s respective businesses or products. Executive further agrees not to initiate or respond to press inquiries about Executive’s separation from Alliance Data without the prior agreement of Alliance Data.

C. Protection of Confidential Information and Intellectual Property.

1. Definitions. For purposes of this Agreement, the phrase “Confidential Information” means all information, including all documents and other tangible items which record information, whether on paper or in electronic or other storage form, in computer readable format or otherwise, relating to Alliance Data, its Affiliates, its customers, Alliance Data’s Business and/or to the business of any of its Affiliates or customers, including, without limitation, all data of any kind whatsoever; know-how; experience; expertise; business plans; ways of doing business; business results or prospects; financial books, data and plans; pricing; supplier information and agreements; investor or lender data and information; business processes (whether or not the subject of a patent), computer software and specifications therefore; leases; and any and all agreements entered into by Alliance Data or its Affiliates and any information contained therein; database mining and marketing; customer relationship management programs; any technical, operating, design, economic, client, customer, consultant, consumer or collector related data and information, marketing strategies or initiatives and plans which at the time or times concerned is either capable of protection as a trade secret or is considered by Alliance Data or its Affiliates or customers to be of a confidential nature and is supplied to or obtained by Executive whether in the form of specifications, written or electronic data, drawings, or disclosed orally or otherwise.

“Affiliate(s)” means any entity directly or indirectly controlling, controlled by, or under direct or indirect common control with Alliance Data.

2. Executive’s Obligations.

Executive shall, regardless of when the Confidential Information was or is received by Executive:

(a) hold in confidence all Confidential Information and not reveal any Confidential Information to any other person without the prior written approval of a senior officer of Alliance Data;

(b) use the Confidential Information only to perform Executive’s duties and functions as an Executive of Alliance Data as directed by Alliance Data, and not use such Confidential Information for any other purpose;

(c) keep all Confidential Information secret and confidential and diligently protect all Confidential Information against loss, and prevent unauthorized use or reproduction thereof; and

(d) if requested by Alliance Data, or immediately upon termination of employment, return to Alliance Data all Confidential Information, all copies (including backup copies), reproductions, reprints and translations thereof, whether written, electronic or otherwise, in the possession of, or under the control of, the Executive.

3. Exceptions. The provisions of Section 2 shall not apply to:

(a) Confidential Information which is or becomes generally available to the public through legal and proper means (use or disclosure by Executive in violation of this Agreement shall not be considered proper means); or

(b) Confidential Information which was available to Executive on a non-confidential basis prior to the date hereof from a person other than Alliance Data or its Affiliates or customers who was not otherwise bound by confidentiality obligations to Alliance Data or its Affiliates or customers and was not otherwise prohibited from disclosing the information to Executive; or

(c) Confidential Information which becomes available to Executive on a non-confidential basis from a person other than Alliance Data or its Affiliates or customers who is not otherwise bound by confidentiality obligations to Alliance Data or its affiliates or customers and is not otherwise prohibited from disclosing the information to Executive; or

(d) Confidential Information which the Executive is required by law to disclose, in which case, Executive will provide Alliance Data with notice of such obligation immediately to allow Alliance Data to seek such intervention as it may deem appropriate to prevent such disclosure including and not limited to initiating legal or administrative proceedings prior to disclosure.

4. Alliance Data Intellectual Property.

(a) Executive acknowledges and agrees that Alliance Data or its Affiliates are the sole owner of the Confidential Information (except Confidential Information owned by customers).

(b) Executive acknowledges and agrees that all inventions, formulas, techniques, processes, concepts, systems, programs, customer lists, compilations, and other intellectual property (whether or not patentable, patented, copyrighted, or subject to or susceptible of formal intellectual property protection under the laws of any jurisdiction and whether or not made during working hours) made or conceived by Executive solely or jointly with other person(s) during the term of Executive’s employment with Alliance Data that relate to activities or proposed activities of Alliance Data or its Affiliates or that result from work performed by Executive for Alliance Data or its Affiliates or that involve the use of tools, equipment, personnel or other resources of Alliance Data or its Affiliates (collectively “Alliance Data Intellectual Property”) shall be the property of Alliance Data.

(c) Executive agrees to promptly disclose in writing to Alliance Data all Alliance Data Intellectual Property and hereby assigns all right, title, and interest in Alliance Data Intellectual Property in any and all countries to Alliance Data or its nominee. Executive further agrees, when requested, to carry out the intent and purpose of the assignment by: (i) executing oaths, declarations, assignments, powers of attorney and other papers; (ii) communicating to Alliance Data all facts known to Executive relating to Alliance Data Intellectual Property, and the history thereof; and (iii) complying with requests of Alliance Data for perfecting title to Alliance Data Intellectual Property in Alliance Data, and for securing, maintaining and enforcing protection for Alliance Data Intellectual Property.

(d) Executive shall not be entitled to use Alliance Data Intellectual Property for Executive’s benefit or the benefit of anyone except Alliance Data without written permission from Alliance Data and then only subject to the terms of such permission. Executive acknowledges that nothing herein is intended to give Executive any rights to, ownership interest in, or license with respect to, any of the Confidential Information, any Alliance Data Intellectual Property, or any patent, trademark or copyright. Executive waives any moral rights which Executive may have in and to such work.

D. Cooperation. Executive agrees that from and after the date hereof he will make himself available to assist Alliance Data as reasonably requested, taking into account Executive’s other professional obligations, regarding prior business arrangements or pending litigation or litigation which may arise in the future concerning matters about which he has or had personal knowledge or which were within the purview of his responsibilities.  Executive agrees to assist in the prosecution or defense of such claims involving Alliance Data, or any of its subsidiaries or affiliates, or any of their officers, directors, employees, or agents, whether or not such claims involve litigation.  This assistance may include but is not limited to participation in interviews, development of factual matters and the giving of documentation and/or testimony, whether by oral testimony, affidavit, at trial or otherwise.

E. No Contest. In consideration for the Release Payment, Executive waives and releases any claim that the covenants in Article IV(A), (B), (C), and (D) (the "Protective Covenants") are unenforceable as written and agrees not to sue, cause or permit another person to sue for his benefit, or otherwise pursue a claim that the Protective Covenants are not enforceable as written. The post-employment restrictions in the Long Term Incentive Plans (“LTI Plans”) applicable to Executive shall survive any revocation of this Agreement by Executive. Notwithstanding anything herein to the contrary, this Agreement shall be read so as to supplement the LTI Plans and not to replace or eliminate them.

F. Injunctive Relief. Executive agrees that a violation of the Protective Covenants would cause irreparable harm to Alliance Data that cannot be fully and effectively remedied through monetary damages or compensation. Therefore, Executive agrees that in addition to, and not in lieu of, any damages which Alliance Data may be entitled to as a legal remedy, Alliance Data shall also be entitled to such injunctive relief (temporary, preliminary, permanent or otherwise) as is needed to prevent further violations of this Agreement and to return the parties to the status quo prior to such violation where possible, and Alliance Data shall be entitled to specific enforcement of this Agreement. Executive further agrees that Alliance Data’s recoverable remedies for a violation of Article IV of this Agreement shall include attorneys’ fees, court costs and expenses incurred by Alliance Data in the enforcement of this Article.

G. Cessation of Payments. In the event that Executive materially breaches one or more of the covenants set forth in Article IV, as reasonably determined by Alliance Data, then Alliance Data shall have the right to cease making the Protective Covenants Payments provided for herein and shall have no further obligations to Executive under this Agreement. The Protective Covenant Payments are contingent upon continued compliance with Protective Covenants. Cessation of payments pursuant to this provision shall not cause any of Executive’s obligations under this Agreement or the LTI Plans to end.

H. Return of Payments. Executive’s agreement to comply with all of the Protective Covenants and agreement to waive any contest to the enforceability of the Protective Covenants as written, and Alliance Data’s agreement to make Protective Covenant Payments to Executive are mutually dependent obligations. Accordingly, in the event that any portion of the Protective Covenants deemed material by Alliance Data is challenged by Executive and found to be unenforceable, then Executive shall, at the election of Alliance Data, be required to immediately return all of the Protective Covenant Payments to Alliance Data (less any taxes paid thereon by Executive).

V. MISCELLANEOUS

A. No Assignment. Executive hereby represents and warrants that Executive has not assigned or otherwise transferred to any other person or entity any interest in any claim, demand, action and/or cause of action Executive has, or may have, or may claim to have against any Released Party. Executive agrees to indemnify and hold harmless all of the Released Parties from any and all injuries, harm, damages, costs, losses, expenses and/or liability, including reasonable attorneys’ fees and court costs, incurred as a result of any claims or demands which may hereafter be asserted against any such Released Parties by, through, or by virtue of an assignment or other transfer by Executive.

B. No Right to Re-Employment. Executive acknowledges and agrees that by signing this Agreement, Executive is hereby releasing and forever waiving any right to re-employment or reinstatement with Alliance Data in any capacity; although nothing herein shall prevent Alliance Data from re-employing Executive should Alliance Data, in its own discretion, decide to re-employ Executive.

C. No Admission of Liability. This Agreement, the offer of this Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Released Parties, or any of them individually, of any wrongdoing or liability of any kind or an admission by any party (Executive or Released Parties). This Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability or for any purpose other than to enforce the terms of this Agreement.

D. Terms of Agreement Confidential. Except as provided below, unless otherwise authorized in writing by Alliance Data, Executive may not disclose the fact that the parties have entered into this Agreement or any of the information contained herein. Notwithstanding the foregoing, Executive may make such disclosure to Executive’s spouse, attorneys and tax advisors (the “Authorized Parties”), provided that Executive advises the Authorized Parties of the restrictions of this section and obtains the agreement of the Authorized Parties to the terms of same. This Agreement is not intended to prohibit or interfere with Executive’s ability to respond to or cooperate with any governmental agency request or subpoena or court order. However, in the event Executive receives such a subpoena or order, Executive agrees to provide such notice of the subpoena or order within five (5) days of Executive’s receipt of such subpoena or order to the attention of General Counsel, Alliance Data at 17655 Waterview Parkway, Dallas, TX 75252. In addition, during the Protective Covenants Period, prior to accepting any new position of employment or agreeing to perform services for a person or entity that competes with Alliance Data, Executive shall provide the prospective employer with a copy of Article IV of this Agreement. This confidentiality obligation will cease to apply at the point in time where this Agreement is made public by Alliance Data through a filing with the SEC if the Agreement is one that is filed of public record with the SEC.

E. Contractual Agreement; Governing Law. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and shall be governed and construed, as applicable, in accordance with the laws of the State of Texas. The parties further agree that should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts shall not be affected thereby, and the said illegal, invalid or unenforceable part shall be deemed not to be part of this Agreement. The venue to decide any disputes arising under this Agreement shall be in Dallas County, Texas, and Executive waives any and all objections to the exercise of jurisdiction over him by such courts. Nothing in this Agreement is intended, or shall be found to reduce or eliminate any common law or statutory duties Executive may have to Alliance Data as a result of Executive’s past position with the company such as but not limited to Executive’s ongoing duty to protect trade secrets; all such duties and related remedies are preserved.

F. Successors. This Agreement shall be binding upon and the benefits shall inure to the benefit of Executive and Executive’s heirs, and to Alliance Data and its respective successors and assigns without the need for any further approval by either party.

G. Waivers. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by the party to this Agreement against whom such waiver would be enforced. The waiver by any party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement.

H. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, and addressed as follows:

If to Alliance Data:

ADS Alliance Data Systems, Inc.

17655 Waterview Parkway

Dallas, TX 75252

Attn: General Counsel

If to Executive: at the address set forth below Executive’s signature on the signature page hereto, with a copy to:

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

I. Entire Agreement. Executive agrees that in executing this Agreement, Executive does not rely and has not relied on any document, representation or statement, whether written or oral, other than those specifically set forth in this Agreement and in any applicable Alliance Data benefit plans. Except where otherwise expressly provided for herein and in such benefit plans, the parties agree that this Agreement and any attachments, schedules, or exhibits hereto constitute the entire agreement between Executive and Alliance Data, supersede any and all prior agreements or understandings, written or oral, pertaining to the subject matter of this Agreement, and contain all the covenants and agreements in any manner whatsoever between the parties with respect to such matters. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by both parties.

J. Mutual Drafting. The wording in this Agreement was reviewed and accepted by both parties after reasonable time to review with legal counsel, and neither party shall be entitled to have any wording of this Agreement construed against the other party as the drafter of the Agreement in the event of any dispute in connection with this Agreement.

K. Return of Alliance Data Property. Executive represents and agrees that on or before the Termination Date, Executive will return to Alliance Data all Alliance Data property within Executive’s possession or control, including, but not limited to, beepers, keys, access cards, computers and peripheral equipment, software, automobiles, equipment, customer lists, forms, plans, documents, and other written and computer material, and copies of the same, belonging to Alliance Data, or any of their customers, and Executive will not at any time copy or reproduce the same. Notwithstanding anything to the contrary in this paragraph, Alliance Data agrees that Executive may retain his cell phone, laptop, and any home office equipment procured for Executive by Alliance Data and that upon the Termination Date he will become solely responsible for all such equipment.

L. Understanding of Agreement. Executive declares that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted, after complete consideration of all facts and Executive’s legal rights, of which Executive has been fully advised by Executive’s attorneys for the purpose of making a full and final compromise, adjustment and settlement of any and all claims, disputed or otherwise, that Executive may have against the Released Parties.

M. Taxes. Subject to Article I(E), Executive shall be responsible for the payment of any and all required federal, state, or local taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision herein contained, Alliance Data may withhold from amounts payable under this Agreement all federal, state, or local taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided to, Executive under this Agreement and report on any applicable federal, state, or local tax reporting form any income to Executive determined by Alliance Data as resulting from such amounts payable or benefits provided hereunder.

N. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement shall be deemed to be an executed original thereof.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 18, 2009, as follows:

Dwayne H. Tucker

/s/ Dwayne H. Tucker
Executive Signature

Address: —

Date: August 18, 2009

ADS Alliance Data Systems, Inc.

By: /s/ Edward J. Heffernan
Its: Chief Executive Officer

EXHIBIT A

“No Filing Due” Statement

CERTIFICATE

I am aware that, as a former executive officer of Alliance Data Systems Corporation (the “Company”) during the fiscal year ended December 31, 20      , I must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of the fiscal year, unless I have previously reported all transactions and holdings otherwise reportable on Form 5.

After reviewing my records, I hereby certify to the Company that I am not required to file a Form 5 for the above fiscal year.

Date:

By:

Dwayne Tucker